                          SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                            (Amendment No.     )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

        [   ]   Preliminary Proxy Statement

        [ X ]   Definitive Proxy Statement

        [   ]   Definitive Additional Materials

        [   ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
                Section 240.14a-12

                                 Lillian Vernon Corporation
 ...............................................................................
 .
                      (Name of Registrant as Specified In Its Charter)

        Alan M. Rashes, Esq., Salon, Marrow & Dyckman - Counsel to Registrant
 ...............................................................................
 .
                         (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
        14a-6(j)(2).

[   ]   $500 per each party to the controversy pursuant to Exchange Act
        Rule 4a-6(i)(3).

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
        and 0-11.

        1) Title of each class of securities to which transaction applies:

        .......................................................................

        2) Aggregate number of securities to which transaction applies:

        .......................................................................

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

        .......................................................................

---------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

        4) Proposed maximum aggregate value of transaction:

        .......................................................................

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        .....................................................................

        2) Form, Schedule or Registration Statement No.:

        .....................................................................

        3) Filing Party:

        .....................................................................

        4) Date Filed:

                        October 19, 1995

                               [LILLIAN VERNON]


           October 20, 1995

           Dear Stockholder:

           You are cordially invited to attend our Annual Meeting of Stockholders, to be held at 10:00 a.m. on Monday, November 20, 1995 in the Board Room of the American Stock Exchange, 86 Trinity Place in New York City. The agenda of the Annual Meeting includes the election of directors and the approval of auditors. Management will also report on the Company, its activities and plans for the future. We hope you will be able to join us.

           Since your vote is very important, please fill out, sign and date your proxy card, and return it as soon as possible if you are unable to attend the meeting.

           I look forward to seeing you.

           Faithfully yours,

           /s/ Lillian Vernon
           --------------------------
           Lillian Vernon
           Chairman of the Board
           Chief Executive Officer

 LILLIAN VERNON CORPORATION
 543 Main Street, New Rochelle, New York 10801/Phone: 914-576-6400/Fax:
 914-637-5740

                          LILLIAN VERNON CORPORATION
                               543 MAIN STREET
                         NEW ROCHELLE, NEW YORK 10801
                                ----------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                ----------------

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lillian Vernon Corporation will be held at the American Stock Exchange, 86 Trinity Place, New York City on November 20, 1995 at 10:00 a.m. for the following purposes:

   1. To elect two (2) directors for the term expiring at the 1998 annual meeting of stockholders and until the due election and qualification of their successors;

   2. To consider and act upon a proposal to ratify the appointment of Coopers & Lybrand, L.L.P. as independent auditors for the fiscal year of the Company ending February 24, 1996; and

   3. To transact such other business as may properly come before the meeting and any adjournments thereof.

   Stockholders of Lillian Vernon Corporation of record at the close of business on October 17, 1995 are entitled to vote at the annual meeting and any adjournments thereof. All stockholders are encouraged to attend the meeting or to vote by proxy.

   If you do not expect to attend the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope in order that your stock may be voted in accordance with the terms of the Proxy Statement.

                                          By Order of the Board of Directors

                                          Susan N. Cortazzo
                                          Secretary

New Rochelle, New York
October 20, 1995

                          LILLIAN VERNON CORPORATION
                               543 MAIN STREET
                         NEW ROCHELLE, NEW YORK 10801

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

   This proxy statement is furnished to the stockholders of Lillian Vernon Corporation (herein, called the "Company") in connection with the Board of Directors' solicitation of proxies to be used at the Annual Meeting of Stockholders on November 20, 1995 at the American Stock Exchange, 86 Trinity Place, New York City, 10:00 a.m. or any adjournments thereof. The date of first distribution of this Proxy Statement will be on or about October 20, 1995.

VOTING AT THE MEETING

   Only holders of Common Stock of record on the books of the Company at the close of business on October 17, 1995 will be entitled to notice of and to vote at the meeting. On that date, there were 9,748,838 shares of Common Stock, par value $.01 per share, outstanding. Each holder of record of Common Stock of the Company as of the record date will be entitled to one vote for each share of stock registered in his or her name. A majority of the shares having voting power at the meeting will constitute a quorum for the transaction of business.

   Shares entitled to vote, represented by each properly executed proxy in the accompanying form received by the Company in time to permit its use at the meeting or any adjournments thereof, will be voted in accordance with instructions indicated in such proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A stockholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the voting.

   Directors are elected by a plurality of the votes cast in the election. The affirmative vote of the holders of a majority of the shares voted with respect to any other proposal presented at the meeting is required to approve such other proposal.

   An automated system administered by the Company's transfer agent counts the votes. The Company's Certificate of Incorporation and By-Laws do not contain any provisions concerning the treatment of abstentions and broker nonvotes. Delaware law treats abstentions as votes which are not cast in favor of a proposal or nominee. Delaware law does not address the treatment of broker nonvotes. Broker nonvotes will be included in the determination of the presence of a quorum, but will not be counted for purposes of determining whether a proposal or nominee has been approved.

EXPENSES OF SOLICITATION

   It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally and by telephone by officers and directors of the Company. The total expense of preparing, assembling and mailing the proxy statement, accompanying notice and form of proxy will be borne by the Company. Such expense may also include reimbursement for out-of-pocket disbursements incurred by brokerage houses and custodians, nominees or other fiduciaries, for forwarding such documents to stockholders.

                           1. ELECTION OF DIRECTORS

BOARD OF DIRECTORS

   The Board of Directors of the Company presently consists of seven members divided into three classes. At the Annual Meeting, two Directors are to be elected to hold office for three year terms until the 1998 Annual Meeting. Subsequent to the meeting, the Board will consist of six members divided into three classes. If no instructions are indicated to the contrary, the proxy will be voted for election of the two Directors named in the following table, whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a Director, which is not expected, the persons named in the accompanying form of proxy will vote for such nominee, if any, in their discretion as may be recommended by the Board of Directors.

   In addition to information regarding the nominees and directors, the following table and footnotes show the amount and percent of equity securities of the Company beneficially owned, directly or indirectly, by each nominee or director, including stock options which are presently exercisable or which will become exercisable within 60 days of the date hereof, held by such individuals.

                                                        SHARES OF
NAME, PRINCIPAL OCCUPATION                            COMMON STOCK
     AND SELECTED OTHER                               BENEFICIALLY     PERCENT OF
  INFORMATION CONCERNING                               OWNED AS OF     CLASS (IF
  NOMINEES AND DIRECTORS                             OCTOBER 9, 1995    OVER 1%)
--------------------------  ----------------------  ---------------  ------------
                   NOMINEES FOR THREE YEAR TERM EXPIRING IN 1998
William E. Phillips (b)     Management Consultant;      19,000(g)          --
Age-65                      Director since 1991.

After being a brand manager at Procter & Gamble, Mr. Phillips spent thirty years with Ogilvy & Mather, serving as Chairman and Chief Executive Officer Worldwide from 1982 to 1988. In 1989, he taught at the Johnson Graduate School, Cornell University, where he also serves as a Trustee. Since then, Mr. Phillips has operated Osprey Consulting, advising companies and serving on boards. Mr. Phillips is a director of Sun Glass Hut International and serves on the Boards of Directors of three small private companies. Mr. Phillips also serves on the boards of several not-for-profit organizations.

Bert W. Wasserman (b)(c)  Formerly Executive Vice President  5,000     --
Age-62                    and Chief Financial Officer of
                          Time Warner, Inc.; Director since
                          1995

Mr. Wasserman served as Executive Vice President and Chief Financial Officer of Time Warner, Inc. from 1990 through 1994, having served on the Board of Directors of Time Warner, Inc. and its predecessor company from 1981 to 1993. He joined Warner Communications in 1966 and had been an officer of that company since 1970. Mr. Wasserman is a director of several investment companies in the Dreyfus Family of Funds. He serves as a member of the National Advisory Board of Chemical Bank and a director of The New Germany Fund. Mr. Wasserman is a director of Mountasia Entertainment International, Inc. and Winstar Communications, Inc. He also serves as a trustee of Recording for the Blind & Dyslexic. Mr. Wasserman is a trustee of Baruch College of the City University of New York. Mr. Wasserman is a Certified Public Accountant. Mr. Wasserman replaced J. Paul Bergmoser, who retired as a director in August 1994, after serving eight years on the Board.

Fred P. Hochberg, whose term as a director is expiring, has declined to stand for reelection as a director.

          DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 1997

 David C. Hochberg(a) Vice President -     1,377,000(f)    13.1%
 Age-38               Public Affairs;
                      Director since
                      1978.

Mr. Hochberg has held the above position since 1986. He joined the Company in 1978 and was subsequently promoted to Director-Public Affairs.

Lilyan H. Affinito (b)(c)  Former Director and    21,050(g)     --
Age-64                     Vice Chairman of the
                           Board of Directors of
                           Maxxam Group, Inc.;
                           Director since 1987.

Ms. Affinito was formerly a Director and Vice Chairman of the Board of Maxxam Group, Inc. She had been associated with Maxxam Group, Inc. since 1968 in various capacities including President and Chief Operating Officer. She serves on the Boards of Directors of Tambrands, Jostens, Caterpillar, Chrysler Corporation, New York Telephone and K Mart Corporation. She also serves on the boards of several not-for-profit organizations.

          DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 1996

Lillian Vernon (a)  Chairman of the Board and  3,098,430(d)(e)  29.5%
Age-68              Chief Executive Officer;
                    Director since inception.

Lillian Vernon is the founder of the Company and has served as its Chairman of the Board and Chief Executive Officer since the Company's inception. She served as President from inception until July 1989. Lillian Vernon is the mother of David Hochberg and Fred Hochberg.

Leo Salon (c)    Partner - Salon, Marrow   713,350(d)(g)       6.8%
Age-75           & Dyckman, LLP; Director
                 since 1988.

Mr. Salon is a senior partner of the law firm of Salon, Marrow & Dyckman, LLP, which firm acts as general and securities counsel to the Company.

---------------
(a) Member of Executive Committee
(b) Member of Compensation Committee
(c) Member of Audit Committee
(d) Includes 697,100 shares of common stock held by the Lillian Menasche Vernon Foundation, Inc. (the "Foundation"). Lillian Vernon and Leo Salon are two of the directors of the Foundation.
(e) Includes options to purchase 286,667 shares which are presently exercisable or which become exercisable within 60 days hereof.
(f) Includes 85,000 shares of common stock held by the David Hochberg Foundation. David Hochberg is the trustee of the David Hochberg Foundation. Also includes 60,000 options which are presently exercisable or which become exercisable within 60 days hereof.
(g) Includes options to purchase 14,000 shares which are presently exercisable or which become exercisable within 60 days hereof.

MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

   During fiscal 1995, the Board of Directors held seven meetings. All Directors attended all of the Company's Board meetings. The Company believes that attendance at meetings is one means by which Directors can contribute to the effective management of the Company and that the contributions of all Directors have been substantial and highly valued.

   The Compensation Committee, which administers the Company's employee compensation plans, met four times in fiscal 1995. The Audit Committee, which reviews and makes recommendations to the Board of Directors with respect to the Report of the Independent Accountants and reviews the accounting systems and controls of the Company on a continuous basis, met two times in fiscal 1995.

   The Company does not have a nominating committee.

EXECUTIVE OFFICERS

   The following table sets forth the name, age and position of the executive officers of the Company:

       NAME          AGE                     POSITION
-----------------  -----  ---------------------------------------------
Lillian Vernon  ..   68   Chairman of the Board and Chief Executive
                          Officer
Larry R. Blum  ...   47   Executive Vice President
Laura L. Zambano     43   Senior Vice President-General Merchandise
                          Manager
John V. Fermelia     57   Vice President-Operations
David C. Hochberg    38   Vice President-Public Affairs and Director
Paul C. Pecorin  .   56   Vice President-Chief Information Officer
Susan N. Cortazzo    34   Vice President, Corporate
                          Controller/Secretary

   Stephen S. Marks, President and Chief Operating Officer, terminated his employment with the Company effective May 29, 1995.

   Andrew Gregor, Vice President-Chief Financial Officer, terminated his employment with the Company effective September 29, 1995.

   Larry R. Blum was promoted to Executive Vice President in March 1995. From January 1993 until his promotion, he served as Senior Vice President-Administration. Mr. Blum served as Vice President- Human Resources from August 1990, when he joined the Company, until his promotion in January 1993. From September 1986 until he joined the Company, Mr. Blum was Director, Human Resources for Crazy Eddie, Inc., an electronics retailer. Prior to joining Crazy Eddie, Inc., Mr. Blum was President of LRB Inc., a consulting company, and President of Betlar Realty, Inc., a real estate company. Prior to his association with LRB Inc. and Betlar Realty, Inc., Mr. Blum was employed by various corporations in the human relations area.

   Laura L. Zambano has served as Senior Vice President-General Merchandise Manager since July 1989. From 1983 until her promotion in 1989, she was Vice President of Merchandising. Ms. Zambano joined the Company in 1978 as a catalog coordinator; she became Associate Vice President in 1982. Prior to joining the Company, Ms. Zambano was employed as an advertising production manager by H.O. Gerngross & Co.

   John V. Fermelia has served as Vice President-Operations since joining the Company in January 1988. From June 1987 until he joined the Company, Mr. Fermelia was a Vice-President of The Sharper Image, a direct mail catalog and retail company. From August 1986 through May 1987, Mr. Fermelia was Vice President of Operations of Newark Electronics, a repair part distribution company. From 1973 to January 1986, Mr. Fermelia held various positions for Spiegel Inc., a direct mail catalog company, including Vice President-Operations from February 1983 until he left that Company in January 1986.

   Paul C. Pecorin has served as Vice President-Chief Information Officer since joining the Company in 1984. From 1982 until he joined the Company, Mr. Pecorin was Vice President-Systems of Lands' End, Inc., a direct mail catalog company marketing clothes and related products. Prior to his employment at Lands' End, Inc., Mr. Pecorin was manager, systems development for Pratt & Whitney Aircraft Co.

   Susan N. Cortazzo joined the Company in April 1989 as Corporate Controller and Secretary. She was promoted to Vice President in July 1994. From 1982 to April 1989, Ms. Cortazzo was employed by Coopers & Lybrand, Certified Public Accountants, in various capacities, the last position being as audit manager. Ms. Cortazzo is a certified public accountant.

PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT

   The following chart reflects, as of October 9, 1995, the beneficial ownership of the Company's Shares by (i) persons who are believed to beneficially own more than 5% of the Shares of the Company; (ii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company; (iii) the directors; and (iv) all executive officers and directors as a group.

                                                                                  PERCENTAGE OF
                                                                                      SHARES
                                                                                   OUTSTANDING
                                                                                   AND OPTIONS
NAME AND ADDRESS                                               AMOUNT OF SHARES    EXERCISABLE
OF BENEFICIAL OWNER                                           BENEFICIALLY OWNED  WITHIN 60 DAYS
-----------------------------------------------------------  ------------------  --------------
Lillian Vernon (1) ......................................... 3,098,430(2)(3)           29.5%
David C. Hochberg (1) ...................................... 1,377,000(4)(5)           13.1%
Fred P. Hochberg (6) ....................................... 1,241,331(2)(7)(8)        11.8%
Lilyan H. Affinito (9) .....................................    21,050(10)               *
Leo Salon (11) .............................................   713,350(2)(10)           6.8%
William E. Phillips (12) ...................................    19,000(10)               *
Bert W. Wasserman (13) .....................................     5,000                   *
Andrew Gregor (1)(14) ......................................    50,000(15)               *
Laura L. Zambano (1) .......................................    52,537(15)               *
Stephen S. Marks (1)(16) ...................................         0                   *
Larry R. Blum (1) ..........................................    52,500(17)               *
Lillian Menasche Vernon Foundation, Inc. (18) ..............   697,100(2)               6.6%
Blackhill Capital, Inc. (19) ...............................   638,400(20)              6.1%
All Executive Officers and Directors as a group
 (12 persons) .............................................. 5,343,528(21)             50.8%

 ---------------
 *  Less than 1%.
(1) The address of the stockholders is 543 Main Street, New Rochelle, New York 10801.
(2) Includes 697,100 shares owned by the Lillian Menasche Vernon Foundation (the "Foundation"). Lillian Vernon, Leo Salon and Fred Hochberg are three of the directors of the Foundation.
(3) Includes options to purchase 286,667 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
(4) Includes 85,000 shares of common stock held by the David Hochberg Foundation. David Hochberg is the sole trustee of the David Hochberg Foundation.

    (5) Includes options to purchase 60,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
    (6) The address of Fred P. Hochberg is c/o Lillian Vernon Corporation, 543 Main Street, New Rochelle, New York 10801.
    (7) Includes 35,000 shares of common stock held by the Heyday Foundation. Fred Hochberg is the sole trustee of the Heyday Foundation.
    (8) Includes options to purchase 5,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
    (9) The address of Lilyan H. Affinito is c/o Lillian Vernon Corporation, 543 Main Street, New Rochelle, New York 10801.
   (10) Includes options to purchase 14,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
   (11) The address of Leo Salon is c/o Lillian Vernon Corporation, 543 Main Street, New Rochelle, New York 10801.
   (12) The address of William E. Phillips is c/o Lillian Vernon Corporation, 543 Main Street, New Rochelle, New York 10801.
   (13) The address of Bert W. Wasserman is c/o Lillian Vernon Corporation, 543 Main Street, New Rochelle, New York 10801.
   (14) Andrew Gregor terminated his employment with the Company effective September 29, 1995. Shares owned by Andrew Gregor are not included in references to shares owned by Directors and Executive Officers in this Proxy Statement.
   (15) Includes options to purchase 45,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
   (16) Stephen S. Marks terminated his employment with the Company effective May 29, 1995.
   (17) Includes options to purchase 40,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
   (18) The address of the Foundation is c/o Salon, Marrow & Dyckman, LLP, 685 Third Avenue, New York, New York 10017.
   (19) The address of Blackhill Capital, Inc. is 161 Madison Avenue, Morristown, New Jersey 07960.
   (20) Number of shares is based upon a Schedule 13G filed by Blackhill Capital, Inc. as of January 9, 1995.
   (21) Includes 697,100 shares owned by the Lillian Menasche Vernon Foundation, of which Lillian Vernon, Fred Hochberg, and Leo Salon are directors. Includes 85,000 shares owned by the David Hochberg Foundation, of which David Hochberg is the trustee. Includes 35,000 shares owned by the Heyday Foundation, of which Fred Hochberg is the trustee. Includes options to purchase 598,667 shares which are presently exercisable or which become exercisable within 60 days of date hereof. Shares owned by Jane Ries, who resigned as Senior Vice President-New Catalog Development on April 7, 1995, are not included in references to shares owned by Directors and Executive Officers in this Proxy Statement.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
 SUMMARY COMPENSATION TABLE

   The following table sets forth certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of February 25, 1995) (the "Named Executive Officers") for the Company's last three fiscal years:

                                                  ANNUAL COMPENSATION
                                       ---------------------------------------
                              FISCAL
NAME AND PRINCIPAL             YEAR                              OTHER ANNUAL
POSITION                       ENDED    SALARY(1)     BONUS     COMPENSATION(2)
--------------------------    -------  ----------  ----------  ---------------
Lillian Vernon                2/25/95    $520,000    $200,000      $     0
Chairman of the Board and     2/26/94     520,000     375,000            0
Chief Executive Officer       2/27/93     518,846     260,000       26,923 (6)

Stephen S. Marks (7)          2/25/95    $350,888    $ 65,000      $     0
President and                 2/26/94     181,731     100,000            0
Chief Operating Officer       2/27/93         N/A         N/A          N/A

Andrew Gregor (9)             2/25/95    $225,854    $ 65,000      $     0
Vice President-Chief          2/26/94     219,255     115,000            0
Financial Officer             2/27/93     193,846      78,000            0

Laura L. Zambano              2/25/95    $206,690    $ 40,000      $     0
Senior Vice President-        2/26/94     196,686      92,000            0
General Merchandise           2/27/93     188,142      74,800            0
Manager

Larry R. Blum (11)            2/25/95    $173,143    $ 65,000      $     0
Executive Vice President      2/26/94     168,645      80,000            0

                              2/27/93     144,544      66,000            0

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                     LONG TERM COMPENSATION
                            -------------------------------------------
                                        AWARDS               PAYOUTS
                            -------------------------------------------
                               RESTRICTED                   LONG TERM
NAME AND PRINCIPAL               STOCK        NUMBER OF   INCENTIVE PLAN     ALL OTHER
POSITION                      AWARD(S)(3)      OPTIONS      PAYOUTS(4)    COMPENSATION(5)
--------------------------  --------------    ---------  --------------  ---------------
Lillian Vernon                 $     0         50,000        $     0         $181,515
Chairman of the Board and            0              0              0          145,960
Chief Executive Officer              0         90,000              0          117,076

Stephen S. Marks (7)           $     0         30,000        $     0         $  8,641
President and                  $68,150  (8)    75,000              0                0
Chief Operating Officer            N/A            N/A            N/A              N/A

Andrew Gregor (9)              $     0         15,000        $     0         $  9,127
Vice President-Chief                 0         15,000              0            8,210
Financial Officer              $78,750 (10)    30,000              0                0

Laura L. Zambano               $     0         15,000        $     0         $ 10,541
Senior Vice President-               0         30,000         48,713            9,373
General Merchandise                  0              0         57,619            6,956
Manager

Larry R. Blum (11)             $     0         15,000        $     0         $  9,127
Executive Vice President       $68,150 (12)    15,000              0            7,856
                                     0         15,000              0            4,166

---------------
(1) Consists of base salaries. No amounts were deferred at the election of the executive officers.
(2) Perquisites to any executive officer did not exceed, for such individual, the lesser of $50,000 or 10% of compensation.
(3) The value of each restricted stock award reflects the closing price of the stock on the date of grant. Dividends on shares of restricted stock are paid at the same time and at the same rate as dividends on the Company's unrestricted common stock.
(4) Compensatory value of restricted shares that vested, and were not previously reported in this Table as an award of restricted stock. Fiscal 1994 and Fiscal 1993 amounts were calculated using $13.00 and $15.38, respectively, as the closing market prices at vest dates.

(5) All Other Compensation consists of employer contributions pursuant to the Company's Profit Sharing Plan, compensation related to split-dollar life insurance premiums, and above-market earnings on deferred compensation, in the following amounts:

                                                  401(K)
                              PROFIT SHARING     MATCHING      SPLIT-DOLLAR    ABOVE-MARKET
                               CONTRIBUTION    CONTRIBUTION   LIFE INSURANCE     EARNINGS
                             --------------  --------------  --------------  --------------
   Lillian
   Vernon  ...... 2/25/95             0               0           16,790         164,726
                  2/26/94             0               0           15,426         130,534
                  2/27/93             0               0           14,180         102,896
   Stephen S.
   Marks  ....... 2/25/95         4,627           4,014                0               0
                  2/26/94             0               0                0               0
                  2/27/93             0               0                0               0
   Andrew Gregor  2/25/95         4,627           4,500                0               0
                  2/26/94         6,691           1,519                0               0
                  2/27/93             0               0                0               0
   Laura L.
   Zambano  ..... 2/25/95         4,627           4,500            1,414               0
                  2/26/94         6,691           1,364            1,318               0
                  2/27/93         5,726               0            1,230               0
   Larry R. Blum  2/25/95         4,627           4,500                0               0
                  2/26/94         6,691           1,165                0               0
                  2/27/93         4,166               0                0               0

(6) Consists of amount paid out under deferred compensation agreement, a portion of which represents above-market interest.
(7) Fiscal 1994 amount reflects compensation from the date Mr. Marks commenced employment with the Company, August 16, 1993. Mr. Marks' employment contract, which had an initial term of three years, provided for an annual base salary of $350,000. Effective May 29, 1995, Mr. Marks resigned as President and Chief Operating Officer. Pursuant to a Resignation and General Release Agreement dated June 9, 1995 (the "Resignation Agreement"), Mr. Marks received $314,500; additionally, options previously granted to Mr. Marks to purchase 80,000 shares of common stock were cancelled.
(8) The 5,000 shares of restricted stock were issued on August 16, 1993, when the value of such shares, based on the stock's closing price of $13.63, was $68,150. The stock vested August 1994, when the value of such shares, based on the stock's closing price of $18.13, was $90,650.
(9) Mr. Gregor resigned as Vice President-Chief Financial Officer effective September 29, 1995.
(10) The 5,000 shares of restricted stock were issued on March 23, 1992, when the value of such shares, based on the stock's closing price of $15.75, was $78,750. The stock vested March 1993, when the value of such shares, based on the stock's closing price of $12.75, was $63,750.
(11) The Company has entered into an employment contract with Mr. Blum. Mr. Blum's employment contract, which has an initial term of three years, provides for an annual base salary of $250,000. The Board may award Mr. Blum an annual bonus of up to 50% of his annual base salary.
(12) The 5,000 shares of restricted stock were issued on March 11, 1993, when the value of such shares, based on the stock's closing price of $13.63, was $68,150. The stock vested February 1994, when the value of such shares, based on the stock's closing price of $17.13, was $85,650.

OPTION GRANTS IN THE LAST FISCAL YEAR

   The following table sets forth information concerning grants of stock options to the Named Executive Officers during the Company's fiscal year ended February 25, 1995:

                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL RATES OF
                                        % OF TOTAL                                               STOCK PRICE APPRECIATION
                                      OPTIONS GRANTED                                              FOR OPTION TERM (1)
                   NUMBER OF OPTIONS   TO EMPLOYEES    EXERCISE PRICE                  -------------------------------------------
NAME                  GRANTED (2)     IN FISCAL YEAR     PER SHARE     EXPIRATION DATE               5%                   10%
----------------  -----------------  ---------------  --------------  ---------------  ----------------------------  -------------
Lillian Vernon          50,000             17.99%          $18.13     July 20, 2004               $570,934             $1,449,839

Stephen S. Marks        30,000(3)          10.79%          $18.13     July 20, 2004               $342,579             $  870,020

Andrew Gregor           15,000(4)           5.40%          $18.13     July 20, 2004               $171,280             $  434,952

Laura L. Zambano        15,000              5.40%          $18.13     July 20, 2004               $171,280             $  434,952

Larry R. Blum           15,000              5.40%          $18.13     July 20, 2004               $171,280             $  434,952


---------------
(1) In accordance with SEC rules, these columns show gains that might exist for the respective options over a period of ten years. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation to the Named Executive Officers will be zero. There is no guarantee that if and when the options are exercised, they will have these values.
(2) One third of the options are exercisable on July 20, 1995, 1996, and 1997, respectively.
(3) These options were cancelled pursuant to the Resignation Agreement between Mr. Marks and the Company.
(4) 10,000 of these options were cancelled, as they had not vested as of the effective date of Mr. Gregor's resignation, September 29, 1995.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth information concerning the exercise of options by the Named Executive Officers during the Company's fiscal year ended February 25, 1995, and the value of unexercised options held by the Named Executive Officers as of the end of the fiscal year.

                                                                         VALUE OF
                                                      NUMBER OF         UNEXERCISED
                                                     UNEXERCISED       IN-THE-MONEY
                                                  OPTIONS AT FISCAL  OPTIONS AT FISCAL
                                                      YEAR-END          YEAR-END(1)
                     SHARES ACQUIRED    VALUE       EXERCISABLE/       EXERCISABLE/
NAME OF INDIVIDUAL     ON EXERCISE     REALIZED     UNEXERCISABLE      UNEXERCISABLE
------------------  ---------------  ----------  -----------------  -----------------
Lillian Vernon           52,500      $206,850
        Exercisable                                    345,000          $2,181,600
      Unexercisable                                     80,000          $  112,500

Stephen S. Marks              0      --
        Exercisable                                     25,000          $  103,000
      Unexercisable                                     80,000 (2)      $  206,000

Andrew Gregor                 0      --
        Exercisable                                     25,000          $   53,650
      Unexercisable                                     35,000 (3)      $   66,200

Laura L. Zambano         22,500      $18,000
        Exercisable                                     30,000          $  240,000
      Unexercisable                                     35,000          $   90,000

Larry R. Blum                 0      --
        Exercisable                                     32,500          $  189,975
      Unexercisable                                     30,000          $   71,250

---------------
(1) Calculated using the fair market value of shares at the close of the market on February 25, 1995, of $17.75.
(2) These options were cancelled pursuant to the Resignation Agreement between Mr. Marks and the Company.
(3) 15,000 of these options were cancelled, as they had not vested as of the effective date of Mr. Gregor's resignation, September 29, 1995.

DIRECTOR COMPENSATION

   The Company pays non-employee Directors an annual retainer of $18,000 plus $1,000 (plus expenses) per Board meeting attended and $500 (plus expenses) per Committee meeting attended, if such Committee meeting is held on a day different than a Board meeting.

   The Company has a Stock Option Plan for Non-Employee Directors, which provides that as of the date of each Annual Meeting that occurs while this plan is in effect, each individual who is a non-employee director be granted an option to purchase 2,500 shares of Common Stock of the Company at an exercise price equal to 100% of the fair market value per share of Common Stock on the day the option is granted.

   In fiscal 1995, Messrs. Bergmoser, Phillips, Salon, Fred P. Hochberg and Ms. Affinito each received options to purchase 2,500 shares at an exercise price of $18.00. The options received by Mr. Bergmoser at that time were forfeited when he retired as a director in August 1994.

CERTAIN TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

   In August 1982, Fred P. and David C. Hochberg (the "Hochbergs") financed the acquisition and renovation of the Company's former New Rochelle Customer Communications Center with the assistance of the City of New Rochelle Industrial Development Agency (the "Agency"), which issued a $1,200,000 Industrial Development Bond to Bankers Trust Company (the "Bond"). The Hochbergs subleased the New Rochelle Customer Communications Center to the Company (the "1982 Sublease"). The 1982 Sublease (and a subsequent amendment) provided for the payment of an annual net rent of $263,939 through July 31, 1992. Effective August 1, 1992, the annual net rent would increase to match any increase in the Consumer Price Index between June 1, 1982 and June 1, 1992. The sublease expiration date was July 31, 1998. As a net lease, it required the Company to also pay all real estate taxes, insurance and other expenses associated with the operation and maintenance of the premises, including structural repairs.

   On October 16, 1992, the Hochbergs refinanced the Bond and entered into a new lease with the Agency, in connection with the renovation of the New Rochelle facility to serve as the Company's corporate headquarters. The Hochbergs entered into a new sublease with the Company which is on the same terms and conditions as the 1982 Sublease except that the net annual rental is $429,788. This rental reflects the increase pursuant to the Consumer Price Index as discussed above and additional space sublet to the Company. The sublease expires on July 30, 1998.

   Pursuant to a consulting agreement entered into between Fred P. Hochberg and the Company, Mr. Hochberg received $94,800 in fiscal 1995. The aforementioned consulting agreement expired on February 25, 1995.

   Effective February 27, 1985, Fred P. Hochberg entered into a deferred compensation agreement with the Company that provided for deferred compensation of four years commencing in fiscal 1986. This agreement, which was amended on March 11, 1993, provides that his retirement benefit is $5,525,000, payable over a 10 year period commencing 2017, and that his death benefit calculated as of February 25,

1995 was $1,496,055. The agreement further provides that these payments are due Mr. Hochberg or his beneficiaries whether or not he is employed by the Company.

   Effective February 27, 1985, David C. Hochberg entered into a deferred compensation agreement with the Company that provided for deferred compensation for four years commencing in fiscal 1986. This agreement, which was amended on September 28, 1993, provides that his retirement benefit is $3,540,000, payable over a 10 year period commencing 2022, and that his death benefit calculated as of February 25, 1995 was $747,706. The agreement further provides that these payments are due Mr. Hochberg or his beneficiaries whether or not he is employed by the Company.

   J. Paul Bergmoser, who resigned as a director in August 1994, received $100,000, excluding reimbursement of expenses, in fiscal year 1995, for consulting services rendered to the Company.

   Leo Salon is senior partner of Salon, Marrow & Dyckman, LLP, which firm provides legal services to the Company.

   Effective May 29, 1995, Stephen S. Marks resigned as President and Chief Operating Officer. Pursuant to the Resignation Agreement, the Company paid Mr. Marks $314,500. In addition, options previously granted to Mr. Marks to purchase 80,000 shares of common stock, at various prices, were cancelled.

   The Company has made loans to Larry Blum, Executive Vice President, aggregating $136,729. The loans, which principally mature on November 1, 1996, were made to Mr. Blum to enable him to exercise stock options which were expiring and to enable him to pay the required taxes due upon the vesting of certain restricted stock.

REPORT OF THE COMPENSATION COMMITTEE

   The Report of the Compensation Committee and the Performance Graph on page 18 shall not be incorporated by reference into any filing, notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings in whole or in part, including this Proxy Statement.

   The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent, non-employee directors. The Committee is responsible for setting and administering the Company's employee compensation plans, subject to the approval of the Board of Directors. The Committee applies a philosophy based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.

COMPENSATION PHILOSOPHY

   The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward competent executives who contribute to the long-term success of the Company.

       o The Company pays competitively. The Company is committed to providing a compensation program that helps attract and retain highly competent executive officers. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies in the retail and direct mail catalog industries.

       o The Company pays for sustained and improved performance. Executive officers are rewarded based upon corporate performance and individual and team goals. Each year the Committee approves an incentive compensation plan (Performance Unit Plan) which establishes a dollar bonus pool and specific bonus payment targets based upon per share earnings. One-half of the bonus pool is set aside for corporate goals and one-half is set aside for individual and team goals. Individual performance is evaluated by reviewing the individual's performance against both quantitative and qualitative objectives. Team performance is evaluated against quantitative goals.

       o The Company encourages stock ownership by management. The Company believes stock ownership by management fosters an interest in the enhancement of stockholder value and thus aligns management's interest with that of the stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

   Lillian Vernon, the Chairman of the Board and Chief Executive Officer, founded the Company forty-four years ago. She has played and continues to play a pivotal role in the Company and its development. She is involved in all aspects of the Company's business. In determining Miss Vernon's total compensation, the Committee considered her leadership and contributions to the Company's success during fiscal 1995. In 1992, the Company extended Miss Vernon's employment agreement for five years (expiring on February 28, 1997). Miss Vernon currently receives a base salary of $520,000 per annum. Her salary is reviewed annually by the Committee and may be increased at the Board of Directors' discretion. In reviewing Miss Vernon's base salary, the Board of Directors considers the base salaries paid to the chief executive officers of other companies in the retail and direct mail catalog industry. In addition, the Board of Directors, upon the recommendation of the Committee, may award a bonus to Miss Vernon. The employment agreement also provides for the full payment of salary to Lillian Vernon for a two year period should she become disabled and unable to perform her duties.

   Miss Vernon's compensation is tied to the performance of the Company, specifically earnings per share. In fiscal 1995, while the Company achieved record sales and earnings per share in a difficult retail environment, it did not meet the specific goals previously established by the Board of Directors. Accordingly, the Compensation Committee, with the approval of the Board of Directors, awarded Miss Vernon a reduced bonus of $200,000. This bonus compares to a bonus of $375,000 for fiscal 1994.

   In addition to receiving a bonus, Miss Vernon participates in the Company's stock option program and other benefit plans, as do all other executives of the Company.

   Effective February 27, 1985, Lillian Vernon entered into a deferred compensation agreement with the Company which provided for deferred compensation for four years commencing in fiscal 1986. Lillian

Vernon's Deferred Compensation Agreement, which was amended on April 30, 1992, provides that her retirement benefit is $4,634,500 payable over a ten year period commencing 1997, and that her death benefit calculated as of February 25, 1995 was $3,218,353.

COMPENSATION VEHICLES

   The Company uses a total compensation program that consists of cash and equity based compensation.

  Cash Based Compensation

   Salary

   Individual salary determinations of the Company's executive officers are based on experience, sustained performance and comparison to peers inside and outside the Company.

   Bonus-Performance Unit Plan

   As previously discussed, under the Company's Performance Unit Plan, the Committee establishes a dollar bonus pool and specific bonus payment targets based upon per share earnings. Corporate vice presidents, department directors and managers participate in the Performance Unit Plan. Payments are based in part upon the achievement of corporate goals and in part upon achievement of individual and team goals. In fiscal 1995, the bonuses paid to the Company's executive officers took into account the financial performance of the Company, which reflected a record year in both revenues and earnings per share, but did not meet the specific goals previously established by the Board of Directors. Bonus compensation may be paid in cash or in shares of the Company's common stock, at the Company's option.

   Profit-Sharing Plan

   The Company maintains a profit-sharing plan for the benefit of all employees, including its executive officers, who have met certain minimum service requirements. The Company's annual contribution is discretionary, as determined by the Board of Directors.

   Effective October 1, 1993, the Company amended its profit-sharing plan to include an employee contribution and employer matching contribution (401(k)) feature. Under the 401(k) feature of the plan, eligible employees may make pre-tax contributions up to 10% of their annual compensation. Employee contributions of up to 6% of compensation are currently matched by the Company at a rate of 50%. The matching contribution has been made with Company stock.

  Equity Based Compensation

   Restricted Stock and Stock Options

   The purpose of these programs is to provide additional incentives to employees to work to maximize stockholder value. The restricted stock and stock option plans are administered by the Committee, which has the authority to determine the individuals to whom, the times at which options and/or restricted stock may be granted or awarded and the number of shares to be covered by each such grant or award. The Company may grant stock options and restricted stock awards to the Company's management - the officers and departmental directors. Stock options are granted to executive officers in amounts based upon levels of organization within the Company. The programs also utilize vesting periods, which are determined by the Committee, to encourage key employees to continue in the employ of the Company.

   The Compensation Committee:
                               William E. Phillips
                               Lilyan H. Affinito
                               Bert W. Wasserman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   J. Paul Bergmoser, who was a member of the Company's Compensation Committee until his retirement as a director in August 1994, served as a consultant to the Company and was paid $100,000, excluding reimbursement of expenses, in fiscal year 1995.

PERFORMANCE GRAPH

Set forth below is a performance graph that shows the cumulative total return (assuming dividend reinvestment) on the Company's Common Stock compared with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Retail Index for the period of the Company's last five fiscal years (February 1990 = 100):

                     5 YEAR CUMULATIVE TOTAL RETURN SUMMARY
                        [Performance Graph Plot Points]


                                        STARTING
                                         BASIS
DESCRIPTION                              1990            1991            1992            1993            1994            1995
----------------------------------      --------        ------          ------          ------          ------          ------
LILLIAN VERNON (%)                                       -22.73           54.12          -21.73           39.45            7.27
LILLIAN VERNON ($)                      $100.00          $77.27         $119.09          $93.22         $129.99         $139.43

S & P 500 (%)                                             14.67           15.99           10.65            8.34            7.36
S & P 500 ($)                           $100.00         $114.67         $133.00         $147.17         $159.44         $171.18

S & P Retail Stores - Specialty (%)                       15.09           36.74           21.53            1.57           -5.10
S & P Retail Stores - Specialty ($)     $100.00         $115.09         $157.37         $191.25         $194.25         $184.35

The Board of Directors recognize that the market price of stock is influenced by many factors, only one of which is company performance. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                  2. RATIFICATION OF APPOINTMENT OF AUDITORS

   Subject to stockholder ratification, the Board of Directors has appointed the firm of Coopers & Lybrand, L.L.P. as independent auditors for the fiscal year ending February 24, 1996. Coopers & Lybrand, L.L.P. has audited the accounts of the Company since fiscal year 1985. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board.

   A representative of Coopers & Lybrand, L.L.P. is expected to be present at the Annual Meeting and will be available to respond to questions.

   The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the 1995 Annual Meeting and entitled to vote is required to ratify the appointment of Coopers & Lybrand, L.L.P. as independent auditors for the fiscal year ended February 24, 1996.

   The Board of Directors recommends a vote "FOR" ratifying the appointment of Coopers & Lybrand, L.L.P.

               3. STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING
                              TO BE HELD IN 1996

   Stockholders are entitled to present proposals for action and to nominate directors at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Proposals of stockholders and nominations of directors intended to be presented at the Annual Meeting to be held in 1996, must be received by the Company by February 13, 1996 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting. Such proposals should be sent to the Secretary of the Company at 543 Main Street, New Rochelle, New York 10801.

                              4. OTHER BUSINESS

   So far as the Board of Directors is aware, no matters will be presented at the Meeting for action on the part of the stockholders other than those stated in the notice of this meeting.

   A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K for the year ended February 25, 1995, may be obtained without charge, by calling or writing David C. Hochberg, Lillian Vernon Corporation, 543 Main Street, New Rochelle, New York 10801, (914) 637-5624.

By Order of the Board of Directors

Susan N. Cortazzo
Secretary

October 20, 1995

                          LILLIAN VERNON CORPORATION

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  FOR ANNUAL MEETING ON NOVEMBER 20, 1995 AT
                THE AMERICAN STOCK EXCHANGE, 86 TRINITY PLACE,
                          NEW YORK CITY, 10:00 A.M.

   The undersigned hereby appoints Lillian Vernon and Susan N. Cortazzo and each of them, the attorneys and proxies of the undersigned, with full powers of substitution, to vote all shares of stock of Lillian Vernon Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof, to be held on November 20, 1995 and any adjournments thereof, with all powers the undersigned would have if present, upon the proposals set forth on the reverse side and in their discretion on all other matters properly coming before the meeting, including those described in the Notice of Meeting of Stockholders and Proxy Statement therefor, receipt of which is acknowledged.

   This Proxy will be voted as directed, or where no direction is given, will be voted "FOR" Proposals Nos. 1 and 2. If any nominee for the Board of Directors named in the Proxy Statement is unavailable to serve, this Proxy will be voted for such substitute nominee as may be recommended by the Board of Directors. The Board of Directors is not aware of other matters to come before the meeting.
(CONTINUED, AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE.)

                           LILLIAN VERNON CORPORATION

    The Board of Directors recommends a vote "FOR" Proposals 1 and 2.
    1. Election of William E. Phillips and Bert W. Wasserman to serve as directors for a term expiring in 1998.

    FOR ALL NOMINEES LISTED
   ABOVE (except as marked to   WITHHOLD AUTHORITY FOR
       the Contrary below)      ALL NOMINEES LISTED ABOVE
------------------------------  ----------------------
              [  ]                        [  ]

    (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below).
    -------------------------------------------------------------------------
    2. Proposal to approve the appointment of Coopers & Lybrand, L.L.P. as the independent auditors of the Company.
                       [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
    3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
                           Dated:                                       , 1995
                           ---------------------------------------------------
                           ---------------------------------------------------
                                     SIGNATURE(S) OF STOCKHOLDER(S)
                           (PLEASE SIGN EXACTLY AS NAME APPEARS HEREIN. WHEN
                           SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE,
                           GUARDIAN OR ATTORNEY, PLEASE GIVE FULL TITLE AS SUCH. FOR JOINT ACCOUNTS OR CO-FIDUCIARIES, ALL JOINT OR CO-FIDUCIARIES SHOULD SIGN.)
                           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

P
R
O
X
Y